Exhibit 23.10

CONSENT OF QUALIFIED PERSON

In connection with the Hecla Mining Company Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto (collectively, the “Form S-3”), the undersigned consents to:

(i) the incorporation by references and use of the technical report summary titled “S-K 1300 Technical Report Summary on the Keno Hill Operations, Yukon, Canada” (the “TRS”), with an effective date of December 31, 2023 in the Form S-3;

(ii) the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS and Form S-3; and

(iii) any extracts or summaries of the TRS included or incorporated by reference in the Form S-3, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-3.

Dated: February 13, 2025

Baoyao Tang, P.Eng.

/s/ Baoyao Tang